Exhibit 99.6

RELEASE OF CLAIMS

BETWEEN NATHANAEL LENTZ

AND

VERTICALNET, INC.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated October 25, 2007, BravoSolution U.S.A., Inc. (the “Merger Sub”), a wholly-owned subsidiary of BravoSolution S.p.A., a corporation organized under the laws of Italy (the “Parent”), shall merge with and into Verticalnet, Inc., a Pennsylvania corporation (the “Company”) (the “Merger”). Pursuant to the terms of the Merger, the Company (i) shall be the surviving corporation, (ii) shall become a wholly owned subsidiary of Parent, and (iii) shall be renamed BravoSolution U.S.A, Inc.

As a condition to the Merger, Nathanael Lentz (“Employee”) has entered into an employment agreement (“Employment Agreement”) with the Company, concurrently with the execution and delivery of the Merger Agreement, but which will only go into effect immediately prior to the closing of the Merger.

In consideration for the Employee agreeing to the terms of the Employment Agreement, and conditioned upon his execution of the attached General Release of Claims Agreement (the “Release”) concurrently with the execution of said Employment Agreement (which Release shall only go into effect if the Employment Agreement becomes effective), the Employee shall receive at the Effective Time (as such term is defined in the Employment Agreement) a lump sum cash payment in the amount of $760,000, less applicable tax withholding (the “Lump Sum Payment”).

VERTICALNET, INC.

By:	/s/ Christopher Kuhn
Name:	Christopher Kuhn
Title:	Vice President & General Counsel

/s/ Nathanael Lentz
Nathanael Lentz

Dated: October 25, 2007

Attachment

General Release of Claims Agreement

Employee and the Company hereby agree as follows:

Employee Release of Claims

In consideration of the Company’s agreement to pay the Lump Sum Payment , and in consideration of the obligations set forth in this Release, Employee hereby fully and forever releases and discharges the Company and its officers, directors, shareholders, investors, administrators, employees, agents, successors, predecessors, subsidiaries and assigns from any and all claims, liabilities, demands or causes of action arising out of, or relating in any way to, (i) Employee’s employment with the Company prior to the Merger, and (ii) Employee’s employment agreement, dated October 1, 2001, between the Employee and the Company.

Employee understands and agrees that this Release is a full and complete waiver of all claims, whether known or unknown by Employee, including but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, the Fair Employment and Housing Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with regard to the Lump Sum Payment, any family and medical leave acts, and any other state and federal laws and regulations relating to employment or employment discrimination. Employee agrees that this payment is in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, and Employee will not file any lawsuit or institute any proceeding asserting any such claim. This Release does not, however, extend to releasing the Company from any responsibilities, or liability the Company may incur, through a breach of this Release, and Employee retains all rights and claims with respect to any such breach.

Company Release of Claims

In consideration of Employee’s promises stated herein, and in consideration of the obligations set forth in this Release, Company hereby fully and forever releases and discharges the Employee and his heirs, assigns, estate, relatives, of any other trust, entity or other person in which Employee holds a current or future actual or beneficial interest from any and all claims, liabilities, demands or causes of action arising out of or relating in any way to Employee’s employment with the Company prior to the Merger.

Company understands and agrees that this Release is a full and complete waiver of all claims, whether known or unknown by Company. The Company agrees that this payment is in full satisfaction and settlement of any such claims, liabilities, demands or causes of action, and Company will not file any lawsuit or institute any proceeding asserting any such claim. This

Release does not, however, extend to releasing Employee from any responsibilities, or liability Employee may incur, through a breach of this Release, and Company retains all rights and claims with respect to any such breach.

General Provisions

In addition, and in further consideration of the foregoing, Employee and Company expressly waive any and all rights and benefits conferred upon any of them by the provisions of any state statute providing that a general release does not extend to claims known or suspected at the time of the release.

Employee represents and warrant that up through the date on which he executes this Release, Employee has been in compliance with the terms of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) which Employee signed and entered into with the Company.

The parties hereby acknowledge they have read and understand the foregoing Release and sign it voluntarily and without coercion. Each further acknowledge the opportunity to consider and review this Release and to consult with an attorney concerning the waivers contained in this Release, that each has done so and that the waivers made herein are knowing, conscious and with full appreciation that each is forever foreclosed from pursing any of the rights so waived.

/s/ Nathanael Lentz	October 25, 2007
Nathanael Lentz	Date

VerticalNet, Inc.

By:	/s/ Christopher Kuhn	October 25, 2007
Name:	Christopher Kuhn	Date
Title:	Vice President & General Counsel

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